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Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC.	FOR IMMEDIATE RELEASE

William J. Carden, Chairman, President and CEO
713-706-6200

AMERICAN SPECTRUM REALTY ANNOUNCES
ODD LOT BUY BACK OFFER

Houston, TX, August 30, 2004—American Spectrum Realty, Inc. (AMEX: AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today that its Board of Directors has approved an odd lot buy back program, whereby the Company will offer to purchase up to 250,000 shares from holders of fewer than 100 shares.

The Company intends to mail the offer during the week of September 6, 2004. The offer will be administered by the Company's transfer agent, Mellon Investor Services. The Company intends to offer $5.50 per share to holders of fewer than 100 shares. The offer will expire on December 1, 2004, unless extended by the Company. Holders of fewer than 100 shares who elect to accept the offer must sell all of the shares owned by them.

William J. Carden, President and CEO, stated, "This odd lot offer will enable holders of fewer than 100 shares to sell their stock without broker commission or other costs. The Company will benefit by reducing its costs related to stockholder recordkeeping and stockholder communication." He further stated that the Company encourages each holder of fewer than 100 shares to make his or her own decision as to whether to sell shares in this odd lot buy back offer. The Company may withdraw the offer at any time.

Inquiries about this program can be directed to Mellon Investors Services at 866-203-6617.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 24 office, industrial, apartment and retail properties aggregating over 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

        Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

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  Exhibit 99.1